                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    Filed by a Party other than the Registrant / /

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         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                      UTILICORP UNITED INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
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

March 18, 1999                                                                                        [LOGO]

To Our Shareholders:

    You are cordially invited to the UtiliCorp United Inc. Annual Meeting of Shareholders. The annual meeting will be held at 2:00 p.m., on Wednesday, May 5, 1999, at the Kansas City Marriott Downtown, 12(th) and Wyandotte, Kansas City, Missouri. The shares eligible to vote at this meeting were determined on the record date of March 9, 1999 and reflect the shares before our 3 for 2 stock split, which was payable March 12, 1999.

    The formal notice of meeting, follows on the next page. In addition to the formal business of the meeting, we will also discuss UtiliCorp's 1998 performance and answer your questions. Enclosed with this proxy statement are your proxy card and UtiliCorp's 1998 Annual Report.

    This year, we have added two new ways to vote your shares. You may vote over the telephone using a toll-free number or, if you have Internet access, you may vote on-line. Please see the voting procedures on page 1 for details. Of course, you may still choose to return your proxy card using the enclosed, postage-paid envelope.

    If you plan to attend the meeting, please check the appropriate box on your proxy card. No admission card is necessary.

    We will be providing light refreshments prior to the meeting, beginning at 1:00 p.m. Please take this opportunity to visit with our management and employees.

    I also wanted to let you know that we recently updated our Investor Relations site on the World Wide Web (http://www.utilicorp.com) to provide shareholders and other interested parties with ready access to information about UtiliCorp. Following the annual meeting we will have a transcript of the meeting available for your review on our web site. YOUR VOTE IS IMPORTANT. WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND TO VOTE YOUR SHARES EITHER BY PHONE, VIA THE INTERNET OR BY RETURNING YOUR SIGNED PROXY CARD AS SOON AS POSSIBLE, SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

Sincerely,

/s/ Richard C. Green Jr.

Richard C. Green, Jr.
Chairman of the Board and Chief Executive Officer

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS...................................................................      1
VOTING PROCEDURES..........................................................................................      2
  Revoking Your Proxy......................................................................................      2
  Number of Shares Outstanding.............................................................................      2
  Vote Required............................................................................................      2
  Certification of Vote....................................................................................      2

DIRECTOR INFORMATION.......................................................................................      3
  Biographies..............................................................................................      3
  Meetings of the Board and Committees of the Board........................................................      5
  Director Compensation....................................................................................      5

STOCK OWNERSHIP INFORMATION................................................................................      6
  Compliance with Section 16(a) Reporting..................................................................      6
  Stock Ownership Guidelines...............................................................................      6
  Stock Ownership of Directors and Executive Officers......................................................      6
  Green Family Ownership and Employee Ownership............................................................      7

EXECUTIVE COMPENSATION.....................................................................................      7
  Report on Executive Compensation.........................................................................      7
  Compensation Philosophy..................................................................................      7
  Elements that Make Up Total Compensation for Executives..................................................      8
  Chief Executive Officer (CEO) Compensation...............................................................     10
  Internal Revenue Code 162(m) Considerations..............................................................     11
  Conclusion...............................................................................................     11
  SUMMARY COMPENSATION TABLE...............................................................................     12
  Management Changes.......................................................................................     12
  Severance and Employment Agreements......................................................................     13
  OPTION GRANTS IN LAST FISCAL YEAR........................................................................     14
  Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values...................................     15
  Long-Term Incentive Plan--Awards in Last Fiscal Year.....................................................     15
  Performance Graph........................................................................................     16
  Pension Plan.............................................................................................     17

OTHER INFORMATION..........................................................................................     18
  Relationship With Independent Public Accountants.........................................................     18
  Proposals of Security Holders............................................................................     18
  Solicitation of Proxies..................................................................................     18

ITEMS FOR VOTE

PROPOSAL 1--ELECTION OF DIRECTORS..........................................................................     19

PROPOSAL 2-- APPROVAL TO AMEND THE AMENDED AND RESTATED 1986 STOCK INCENTIVE PLAN..........................     19

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

    The Annual Meeting of Shareholders of UtiliCorp United Inc. will be held at the Kansas City Marriott Downtown, 12th & Wyandotte on Wednesday, May 5, 1999, at 2:00 p.m. (Kansas City time), to consider and take action on the following:

        1. To re-elect three Directors: Robert F. Jackson Jr.; Herman Cain; and Robert K. Green, each for a term of three years; and

        2. To amend the Amended and Restated 1986 Stock Incentive Plan to allow for the issuance of an additional 3,000,000 shares under the terms of the plan.

               YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
                           OF BOTH OF THESE PROPOSALS

    THE RECORD DATE FOR THE ANNUAL MEETING IS MARCH 9, 1999. ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON THAT DATE CAN VOTE AT THE MEETING. PLEASE NOTE THAT THE SHARES ELIGIBLE TO VOTE AT THIS MEETING WERE DETERMINED ON THE RECORD DATE OF MARCH 9, 1999 AND REFLECT THE SHARES BEFORE OUR 3 FOR 2 STOCK SPLIT, WHICH WAS PAYABLE MARCH 12, 1999.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Dale J. Wolf

                                          Dale J. Wolf
                                          VICE PRESIDENT AND CORPORATE SECRETARY

March 18, 1999

                               VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

    Whether or not you plan to attend the Annual Meeting, please take time to vote as soon as possible by completing and mailing the enclosed proxy card or by using the telephone or Internet procedures described below. To vote by telephone or via the Internet, you will need the control numbers printed on your proxy card. To vote over the telephone, please call the toll-free number listed on your proxy card and follow the prompts.

    To vote via the Internet, proceed to http://www.eproxyvote.com/ucu. You will be asked to enter your personal voter control number found on your proxy card and the last four digits of your taxpayer identification number. Once your information has been verified, you may enter your vote.

    If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

REVOKING YOUR PROXY

    If you wish to revoke your proxy, you may do so in one of the following ways:

        (1) sending a written statement to that effect to the Secretary of the Company;

        (2) submitting a properly signed proxy with a later date; or

        (3) voting in person at the annual meeting.

    Please keep in mind that while telephone and Internet votes are recorded immediately, mailed proxy cards will be recorded upon receipt and could override a vote submitted electronically. The last vote received by the tabulator by phone, Internet or mail will be the vote counted.

NUMBER OF SHARES OUTSTANDING. At the close of business on the record date, March 9, 1999, there were 61,270,598 shares of our common stock outstanding and entitled to be voted at the annual meeting. No other class of our stock is entitled to vote at the annual meeting.

VOTE REQUIRED. The following is an explanation of the two items that will be voted on at the annual meeting.

    PROPOSAL 1: ELECTION OF DIRECTORS.

    For a director to be elected to the Board of Directors, a majority of the shares of common stock represented at the annual meeting must vote for the election of that director. If you do not want your shares voted for a particular nominee, you may indicate that on your proxy card or when you vote via the telephone or the Internet.

    PROPOSAL 2: APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN.

    A majority of the shares of common stock represented at the annual meeting must vote for the amendment to the Plan for it to be approved.

           Unless marked to the contrary, all proxies received will be voted "FOR" the election of each of the three nominees for director and the approval of the amendment of the Plan. The abstention or failure to vote shares and broker nonvotes do not count as a vote "against" a nominee or Proposal 2. Only a plurality of votes cast is necessary to elect a director or pass proposal 2.

CERTIFICATION OF VOTE. We have appointed First Chicago Trust Company of New York to act as the inspector for the meeting and to tabulate and certify the vote.

                              DIRECTOR INFORMATION

                                           YEAR                 PRINCIPAL OCCUPATION                FIRST YEAR
                                           TERM                   OR EMPLOYMENT AND                  ELECTED
NAME                                      EXPIRES             POSITION WITH THE COMPANY            OR APPOINTED   AGE
----------------------------------------  -------   ---------------------------------------------  ------------   ---
 Richard C. Green, Jr...................   2000     Chairman of the Board and Chief Executive          1982       44
                                                      Officer of the Company
 Avis G. Tucker.........................   2000     Editor and Publisher of The Daily Star-            1973       83
                                                      Journal, Warrensburg, Missouri
 L. Patton Kline........................   2000     Retired Vice Chairman of Marsh & McLennan,         1986       70
                                                      Inc., New York, New York
 John R. Baker..........................   2001     Retired Vice Chairman of the Board of the          1971       72
                                                      Company
 Dr. Stanley O. Ikenberry...............   2001     President of the American Council on               1993       64
                                                      Education, Washington, D.C.
 Irvine O. Hockaday, Jr.................   2001     President and Chief Executive Officer of           1995       62
                                                      Hallmark Cards, Inc., Kansas City, Missouri
*Robert F. Jackson, Jr..................   1999     Retired President of CharterCorp, Kansas           1981       73
                                                      City, Missouri
*Herman Cain............................   1999     Chairman of the Board of Godfather's Pizza,        1992       53
                                                      Inc., Omaha, Nebraska
*Robert K. Green........................   1999     President and Chief Operating Officer of the       1993       37
                                                      Company

------------------------

*   Nominee for election as a Director.

BIOGRAPHIES

    Richard C. Green, Jr. has served as Chairman of the Board since February 1989 and Chief Executive Officer since May 1985. Mr. Green also served as President of the Company from May 1985 through February 1996. Mr. Green is a director of BHA Group, Inc., Kansas City, Missouri.

    Avis G. Tucker served as Chairman of the Board of the Company from May 1982 through February 1989 and has been editor and publisher of The Daily-Star Journal in Warrensburg, Missouri during the past five years. Mrs. Tucker previously served as a director of United Telecommunications, Inc.

    L. Patton Kline retired in 1988 as Vice Chairman of Marsh & McLennan, Incorporated (an international insurance brokerage company), a subsidiary of Marsh & McLennan Companies, Inc., a position he held for four years. He was President of Marsh & McLennan Companies, Inc. from 1980 to 1985. Mr. Kline served as a director of Marsh & McLennan Companies, Inc. from 1975 to 1988.

    John R. Baker retired as Vice Chairman of the Board in December 1995, a position he held since May 1991. He also served as Senior Vice President of the Company from May 1985 through December 1992.

    Stanley O. Ikenberry, Ph.D., is President of the American Council on Education. Dr. Ikenberry is also a Regent Professor and President Emeritus of the University of Illinois. He previously served as President of the University from 1979 to 1995. Dr. Ikenberry serves as a director of Pfizer, Inc. and as a member of the Board of the Carnegie Foundation for the Advancement of Teaching.

    Irvine O. Hockaday, Jr. has served as President and Chief Executive Officer of Hallmark Cards, Inc. since January 1986 and served as Executive Vice President of Hallmark Cards, Inc. from

1983 through December 1985. Mr. Hockaday serves as Trustee of the Hall Foundation and the Aspen Institute and is a director of Sprint, Ford Motor Company, and Dow Jones, Inc.

    Robert F. Jackson, Jr. retired as President of CharterCorp (a bank holding company). Mr. Jackson has served as a director on the boards of various Missouri banks.

    Herman Cain is Chairman of the Board of Godfather's Pizza, Inc. in Omaha, Nebraska. He has been with Godfather's Pizza, Inc. for the past thirteen years. Mr. Cain also serves as Chief Executive Officer of the National Restaurant Association and is a director of Nabisco Holdings Corp., SUPERVALU, INC. and the Whirlpool Corporation.

    Robert K. Green has served as President of the Company since February 1996, and earlier served as Managing Executive Vice President of the Company from January 1993 to February 1996. He has held several executive positions at the Company's Missouri Public Service division since 1988, including two years as President. Mr. Green is Co-Chairman of the Kansas City Area Development Council, President of the Heart of America Council, Boy Scouts of America and a director of UMB Bank, n.a.

    Richard C. Green, Jr. and Robert K. Green are brothers and are nephews of Avis G. Tucker.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

    During 1998, our Board met six times. Our Board has five standing committees and the duties of each committee are described below. Eight directors attended at least 75% of the meetings of the Board and the committees on which they served. L. Patton Kline did not attend 75% of the meetings of the Board and the committees on which he serves.

                                                                                               NUMBER OF
                                                                                               MEETINGS
            COMMITTEES                                                       COMMITTEE          HELD IN
           OF THE BOARD                    DUTIES OF THE COMMITTEE            MEMBERS            1998
-----------------------------------  ------------------------------------  --------------  -----------------
Audit..............................  Reviews management's independent      Kline*                      3
                                     accountant selection and makes        Ikenberry
                                     recommendations to the Board based    Jackson
                                     on that review. Review and approves
                                     audit plans, accounting policies,
                                     financial statements and financial
                                     reporting, internal audit reports
                                     and internal controls.

Pension............................  Establishes and administers our       Tucker*                     2
                                     retirement plan and certain other     Baker
                                     related employee benefit plans.       Robert Green

Compensation.......................  Reviews and makes recommendations to  Hockaday*                   3
                                     the Board regarding policies,         Kline
                                     practices and procedures relating to  Cain
                                     compensation of key employees.
                                     Establishes and administers our
                                     compensation programs and plans.

Nominating.........................  Considers and recommends nominees     Ikenberry*                  0
                                     for directors including those         Tucker
                                     directors nominated by the            Hockaday
                                     shareholders.                         Baker
                                                                           Cain

Executive..........................  Exercises the authority of the        Richard Green*              2
                                     Board, when the Board is not in       Robert Green
                                     session, on such matters as are       Jackson
                                     delegated to it by the Board from     Ikenberry
                                     time to time.

------------------------

*   Indicates Committee Chairperson

DIRECTOR COMPENSATION

    Directors who are employees do not receive fees or any other compensation for their services as directors. Directors who are not employees receive an annual retainer of $35,000, plus $1,000 for each Board meeting they attend. Non-Employee Directors also receive an annual fee of $2,500 for each Board Committee on which they serve. In addition, Non-Employee Directors are reimbursed for expenses, including travel, they incur in connection with attending meetings. Non-Employee Directors receive $20,000 in shares of common stock each year pursuant to the 1990 Non-Employee Director Stock Plan. They may choose to defer all or a part of their fees under our Capital Accumulation Plan.

                          STOCK OWNERSHIP INFORMATION

COMPLIANCE WITH SECTION 16(A) REPORTING

    The rules of the Securities and Exchange Commission require us to disclose any late filings of stock ownership reports by our directors and executive officers. To the best of our knowledge, there were no late filings during 1998.

STOCK OWNERSHIP GUIDELINES

    Your Board of Directors adopted stock ownership guidelines for our executives in 1995. The chief executive officer and chief operating officer are expected to own common stock having a value of at least five times their annual base salary. Senior vice presidents of the organization are expected to own common stock with a value of at least two times their annual base salary and vice presidents are expected to own stock having a value of at least one times their annual base salary. If stock ownership levels are not met, the officers' payout under the long-term incentive plan are paid in common stock. If their target ownership levels are met, the officers may take their payout in cash or a combination of cash and stock. Any common stock issued under the long-term incentive plan cannot be sold for one year after it is issued.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    In general, "beneficial ownership" includes those shares a director or officer has sole or shared power to vote or transfer, and stock options that are currently exercisable or that are exercisable within 60 days. On December 31, 1998, the directors and executive officers of UtiliCorp beneficially owned a total of 2,707,433 shares of our common stock.

                                                   ISSUED SHARES       EXERCISABLE STOCK     TOTAL BENEFICIAL     PERCENT OF
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED          OPTIONS             OWNERSHIP          CLASS(1)
---------------------------------------------  ---------------------   -----------------   --------------------   ----------
Richard C. Green, Jr.........................   1,764,394(2)(4)             246,215        2,010,609(2)(4)           3.3%
Avis G. Tucker...............................      51,340(3)(5)             --                51,340(3)(5)          --
L. Patton Kline..............................      12,215                   --                12,215                --
John R. Baker................................     152,213(4)                --               152,213(4)             --
Dr. Stanley O. Ikenberry.....................       4,412                   --                 4,412                --
Irvine O. Hockaday, Jr.......................       3,612                   --                 3,612                --
Robert F. Jackson, Jr........................      19,832                   --                19,832                --
Herman Cain..................................       4,001                   --                 4,001                --
Robert K. Green..............................   1,544,090(2)                110,924        1,655,014(2)              2.7%
James G. Miller..............................      33,922                    51,752           85,674                --
Charles K. Dempster..........................      38,340                    51,525           89,865                --
James S. Brook...............................      11,612                     2,800           14,412                --
Harvey J. Padewer(6).........................       8,542                   --                 8,542                --
Directors and Executive Officers as a group
  (19 persons)...............................   2,187,750(2)(3)(4)          519,693        2,707,433(2)(3)(4)        4.5%

------------------------

(1) Percentages are omitted for Directors and Executive Officers who own less than 1% of common stock.

(2) Includes 1,411,733 shares held by the Green Family UCU Limited Partnership of which Richard C. Green, Jr. and Robert K. Green are general partners with shared voting and investment power.

(3) Mrs. Tucker is a trustee of trusts which hold a part of the limited partnership units of the Green Family UCU Limited Partnership and shares voting and investment power with other trustees with respect to the units held in such trusts. The units may be voted together with other limited partnership units to approve or disapprove any disposition of the 1,411,733 shares of the common stock held by the limited partnership and may also be voted together with other limited partnership units to direct the voting of the common stock on certain matters.

(4) Includes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with shared voting and investment power.

(5) Excludes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with shared voting and investment power.

(6) Mr. Padewer resigned from the Company in 1998.

GREEN FAMILY OWNERSHIP AND EMPLOYEE OWNERSHIP

    Richard C. Green, Jr., Robert K. Green, Avis G. Tucker, members of their family and trusts for the benefit of members of the Green family owned as of December 31, 1998, 2,366,090 shares or approximately 3.9% of our common shares outstanding. This number includes shares held by the Green Family UCU Limited Partnership.

    We encourage employee ownership of our common stock. We feel that employees who have a vested interest in the company make decisions in their daily work that are in our best interest and in the best interest of our shareholders. As of December 31, 1998, employees owned 7,403,788 shares or approximately 12% of our outstanding common shares. This includes the Green family ownership described above.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

    The following report on executive compensation is submitted by our compensation committee:

    As members of the Compensation Committee (the "Committee"), we consider providing oversight and guidance for the administration of executive compensation as our most important role. While performing this role, we want to make sure that the compensation policies and practices support the achievement of the Company's short- and long-term goals along with maintaining the Company's organizational values.

    As three independent, non-employee directors, we maintain an impartial view as we oversee the Company's executive compensation activities. Impartiality is important as we approve the designs of the compensation programs, assess the programs effectiveness, and oversee the administration of the programs. We also review and approve all salaries and other forms of compensation for the Company's executives, and evaluate the Company's executives' performance along with other related matters.

COMPENSATION PHILOSOPHY

    Our overall philosophy is to make sure the Company's executive pay is competitive with similar companies, while rewarding executives based on how successful they are at achieving certain goals. We chose this philosophy because the Company must compete with many companies to attract and develop a talented group of employees. At the same time, we know it is important to achieve financial success. Therefore, our compensation philosophy is built on the following principles:

    - Total compensation should provide a competitive advantage over companies competing for management talent;

    - Heavy emphasis is put on incentive pay linked to achievement of goals;

    - Compensation programs are designed to support the achievement of the Company's business strategy;

    - Executives' long-term compensation is closely tied to the total return on the Company's common stock.

    We seek advice from an independent compensation consultant to ensure we are accurately comparing the Company's executive compensation levels to those of similar companies. Some of the factors we consider are: business operations, sales, market values, employment levels, and lines of businesses. The group of companies that we use for comparing compensation levels is not the same group of companies that is used in the Stock Performance Graph in this proxy statement. The reason for this difference is that the Company's most direct competitors in attracting and retaining executive talent are not always the same companies that make up the Company's industry peer group.

ELEMENTS THAT MAKE UP TOTAL COMPENSATION FOR EXECUTIVES

    The Company's total compensation consists of the following components: base salary, annual incentives, long-term incentives and benefits. Each of these elements is described below. We consider these components an integral piece of an executive's compensation package. Other pieces we look at are severance plans, insurance and other benefits. We want to make sure the total compensation package is competitive.

    - BASE SALARY

       We review each executive officer's base salary annually. Base salaries are targeted to approximate the average base salaries paid to executives of similar companies for each position. To make sure each executive is paid appropriately, we consider the executive's level of responsibility, prior experience, overall knowledge, executive pay for similar positions in other companies and executive pay within the Company.

       Base salaries represent the amount executives are paid on a regular basis (as opposed to an incentive, which is only paid when certain goals are achieved). Therefore, this part of an executive's pay is a very important tool in attracting and retaining talented people. The flexibility in our base pay program allows us to reward individual executives for superior work that may not be immediately reflected in financial measurements, but is important to everyday business operations.

       When evaluating individual performance, we look at the executive's efforts in promoting the Company's values; participation in on-going education and management training; improving project quality; strengthening relationships with customers; developing relationships with strategic partners and employees; demonstrating leadership abilities with co-workers; and other goals. Overall, executive base salaries were increased in 1998 at a rate similar to increases provided by other companies with which the Company competes.

    - ANNUAL INCENTIVES

       Another major part of each executive's total compensation is the annual incentive. The amount awarded to each executive is targeted to be above the average of what the Company's competitors would award their executives for similar performance. This targeted amount is based on advice from an independent compensation consultant. The actual award will vary, and may not be paid at all, based upon the Company's financial results for the year. If an award is earned, it is paid in cash or restricted stock at the election of the executive.

       If an executive decides to take all or part of the annual incentive in stock, the stock they receive is restricted. All amounts paid in restricted common stock are increased by 33% over the cash equilivant amount. As an example, if an executive receives an annual incentive award of $50,000 and elects to take $20,000 in restricted stock, we will award the executive an additional $6,600 (33% of $20,000) worth of restricted stock.

    - LONG-TERM INCENTIVES

       Long-term incentives are provided according to our Long-Term Incentive Plan. We determine if an executive is eligible for participation in this plan based on prior experience, performance measures and compensation practices of the Company's competitors. Only executives who have an on-going, company-wide impact are eligible to participate in this plan. We also have the authority to grant restricted stock to reward special performance or to retain key executives.

       We have decided to award long-term incentives to each eligible executive in the following proportion: 75% performance units and 25% stock options. Incentive awards are available at the conclusion of each three-year cycle. Award amounts, if any, are based on defined financial performance measures over the preceding three years as compared to a specific group of comparative companies. The objective of this design is to pay long-term incentive awards each year that are above the average of what similar companies would pay their executives for similar performance. We regularly review the companies used for comparison, decide on the performance criteria, and receive advice from an independent compensation consultant to ensure a fair, appropriate program.

       In 1998, shareholders approved two amendments to this plan. The first amendment added a performance measure of total shareholder return ("TSR"). Previously, the performance measure was a combination of earnings available and economic value added ("EVA"). The amendment was adopted because it more effectively linked true increases in shareholder value to rewards paid to our executives. We elected to apply the TSR measure for the 1996-1998 cycle and all cycles to follow.

       For each cycle, we compare our TSR results to either a published or special index. These indexes may include the Standard & Poor's 500 Stock Index or a specific group of companies in business lines and/or operations similar to ours. The group of companies that we currently use as a comparison group for the Long-term Incentive Plan consists of Enron, Pacific Gas & Electric, Consolidated Natural Gas, Duke Energy, Entergy, American Electric Power, Reliant Energy, Cinergy, New Century Energy, Southern Co., CMS Energy, and KN Energy. For the three-year period ended December 31, 1998, the average TSR of the group was 40.9% and the Company's TSR was 45.1% ranking it 6 out of 13 companies. To minimize the effect of year-end price spikes, the TRS calculation uses the average closing price for the last 30 calendar days of the beginning and ending cycle year.

       The second amendment increases the maximum annual award or long-term award which may be paid to an eligible executive in any year from 200% to 400% of the executive's annual base pay for that year. This amendment was adopted to ensure our executives' total compensation remained competitive.

       PERFORMANCE UNITS

       Performance units are designed to tie executives' long-term compensation directly to specific corporate performance measures. Each performance unit is equivalent in value to one share of the Company's common stock on the last trading day of the three year cycle plus the dividends paid over the preceding three-year cycle. The cycles for the years 1997-1999, 1998-2000, and 1999-2001 are based on TSR as compared to a specific group of companies in business lines and/or operations similar to ours ("peer group").

       In order to ensure a smooth transition from the prior plan (with awards based on earnings available and EVA) to the current plan (based on TSR), we decided to reduce the targeted number of performance units for which each participant in the plan is eligible and to limit the maximum pay-out to 100% of the targeted number of performance units, which is below the approved plan maximum of 200%. As an example, if an executive is normally eligible for a maximum of 5,000 performance units under the plan, the executive can only receive a maximum of 2,500 performance units for the 1996-1998 cycle. However, we reserved the right to consider awarding performance units above the 100% level if the Company was successful in exceeding TSR expectations as compared to the peer group. The Company completed the 1996-1998 cycle significantly above the targeted ranking within the peer group and, therefore, we approved a pay-out of 132% of targeted performance units.

       Payments made under the three year performance cycles are in the form of restricted stock until the executive has accumulated certain targeted shareholdings of the Company from any source, excluding unexercised stock options. Once the executive has exceeded the targeted share ownership, compensation, if any, from the plan will be paid in cash or restricted stock at the option of the executive. If an executive elects to take all or a portion of their long-term incentive in the form of restricted stock, the amount of the award taken in restricted stock will be increased by 25% and will be paid in restricted stock just as in the annual incentive plan.

       STOCK OPTIONS

       We grant stock options every year to the Company's executives who are eligible to participate in the Long-Term Incentive Plan. The stock options are priced at the fair market value of the Company's common stock on the date of the grant. Therefore, these stock options only have value to the executives if the stock price goes up following the date of the grant. This is intended to make sure the executives are focused on creating long-term shareholder value. The stock options vest over a four-year period; 25% at the end of the second and third years and 50% at the end of the fourth year. The reason for this four-year vesting period is to create a mechanism to provide an incentive for the executives to stay with the Company during that period.

       In a further effort to achieve long-term success, we sometimes issue stock options to executives and employees who do not participate in the Long-Term Incentive Plan. The number of options granted is determined by each executive's level of responsibility and the projected value of the stock options. Employees (who do not participate in our Long-Term Incentive Plan) are sometimes awarded stock options based on their level of annual salary. These stock options are also priced at the fair market value of the Company's common stock on the date of the grant and have a one year vesting period.

    - BENEFITS

       The benefits we offer key executives serve a different purpose than the compensation programs described above. In general, they provide some level of protection against the chance of an executive having financial difficulties as a result of illness, disability, or death. The benefits offered are usually comparable to those offered to all other employees with some differences based on tax and employee benefit laws.

CHIEF EXECUTIVE OFFICER (CEO) COMPENSATION

    We review the Chief Executive Officer's base salary every year. In doing so, we compare his pay to the pay of other CEO's in comparable companies. Currently, Richard Green's salary is slightly lower than the average level of pay for CEO's of comparable companies. On February 1, 1999, Mr. Green's pay was increased 9% to $790,000 per year, so that his pay would keep pace with that of his peers.

    Mr. Green's annual incentive compensation is based on achievement of goals associated with an increase in the Company's earnings per share and an assessment of how well Mr. Green managed the Company. Normalized basic earnings per share ("EPS") in 1998 was $2.46. In addition, we set an EPS growth goal for 1999 of 6.1% to achieve a target level pay-out and 9.0% to earn a maximum pay-out for 1999. These financial results and growth goal, when combined with our evaluation of Mr. Green's management performance earned him an annual incentive award of $783,000. Mr. Green decided to take this award in the form of restricted stock. As a result he received an additional 33% of the value of the shares in the form of restricted stock for a total value of $1,041,390.

    Mr. Green was also awarded performance units because he participated in the Long-Term Incentive Plan for the three-year cycle of 1996-1998. When compared to the list of competitors the Company's relative shareholder return ranked at a level that allowed Mr. Green to receive 30,360 (targeted performance units of 23,000 X 132%) performance units. Each performance unit was worth the value of one share of our common stock on the last trading day of the three-year cycle, plus dividends paid over the three-year cycle. Mr. Green elected to receive his award in restricted stock for a value of $1,265,860. As a result he received an additional 25% of the value of the shares in the form of restricted stock for a total value of $1,582,325.

    In addition to the performance units, Mr. Green was granted 130,000 stock options at a price of $34.625. These options vest over a four year period as described above.

    A new three-year performance cycle started in 1997 and will be completed at the end of 1999. Another three-year cycle started in 1998 and will conclude at the end of the year 2000. An independent compensation consultant assisted us in determining the number of performance units that may be granted following each cycle. Our goal was to make sure that Mr. Green's compensation would equal at least 75% of our competitors pay their Chief Executive Officers, if the Company meets its financial targets. However, if the Company doesn't meet the minimum level of performance associated with these goals, Mr. Green won't be paid anything under this Plan.

INTERNAL REVENUE CODE 162(M) CONSIDERATIONS

    Section 162(m) of the Internal Revenue Code states that the Company cannot deduct from its income taxes any executive compensation greater than $1 million, unless it is paid based on the achievement of clear performance-related goals and is paid under plans that meet certain requirements of the Code. We plan to continue to rely on compensation programs that are based on achievement of specific performance-related goals. These programs will continue to be designed to fulfill, in the best possible manner, future corporate business objectives. We also intend to design compensation programs that satisfy the requirements of
Section 162(m) so that the Company is able to deduct from its income taxes compensation greater than $1 million that might be paid to executives. We believe that compensation paid in 1998 is deductible from the Company's income taxes.

CONCLUSION

    We believe the executive compensation programs we have described to you serve your interests, as stockholders. These programs are designed to motivate the executives to help the Company succeed both today and in the future. We will continue to monitor the effectiveness of our total compensation programs to ensure they promote the needs and goals of the Company.

        Irvine O. Hockaday, Jr.        L. Patton Kline        Herman Cain

                           SUMMARY COMPENSATION TABLE

                                                                       OTHER          RESTRICTED
                                                                      ANNUAL            STOCK
NAME AND PRINCIPAL POSITION          YEAR  SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)(1)($)
-----------------------------------  ----  ---------   --------   ---------------   --------------
Richard C. Green, Jr...............  1998   720,674          0         32,415         1,041,590
Chairman & CEO                       1997   675,192          0         13,821         1,020,163
                                     1996   618,057          0         15,423           796,009

Robert K. Green....................  1998   517,786          0         50,814           840,294
President & COO                      1997   507,115          0         20,893           765,122
                                     1996   466,731          0         10,764           756,493

James G. Miller....................  1998   268,147    216,742         28,291                 0
Senior Vice President                1997   241,538    212,712         22,356                 0
                                     1996   215,576    141,634           4,54                 0

Charles K. Dempster................  1998   307,116    115,601        252,523           153,749
Chairman and Chief Executive         1997   269,861     92,675         16,366           123,258
Officer, UtiliCorp U.K., Inc.        1996   283,683          0          3,285           399,523

James S. Brook.....................  1998   174,249          0          6,001           168,640
Vice President, Controller and       1997   162,116          0          4,770                 0
Chief Accounting Officer             1996   146,923     65,272          7,127                 0

Harvey J. Padewer..................  1998   306,769          0         27,869                 0
Senior Vice President                1997   255,191    217,738         14,827                 0
                                     1996   203,845    144,182          5,402           250,000

                                                  LONG-TERM
                                       STOCK      INCENTIVE           ALL OTHER
NAME AND PRINCIPAL POSITION          OPTIONS(#)    PLAN($)          COMPENSATION
-----------------------------------  ----------   ---------        ---------------
Richard C. Green, Jr...............   130,000     1,582,325     41,992(2)(3)(4)(5)
Chairman & CEO                         90,000      574,148      60,262
                                      141,400            0      35,968
Robert K. Green....................   104,000     1,265,680     47,693(3)(4)(5)
President & COO                        72,000      278,384      61,895
                                      113,120            0      52,741
James G. Miller....................    47,000      330,224      28,521(2)(3)(4)(5)
Senior Vice President                  35,000       62,088      30,238
                                       29,600            0      24,000
Charles K. Dempster................    47,000      371,502     164,197(2)(3)(4)(5)(6)(7)
Chairman and Chief Executive           35,000       80,595     251,396
Officer, UtiliCorp U.K., Inc.          34,100            0      67,270
James S. Brook.....................    20,000      152,882      15,733(2)(3)(5)
Vice President, Controller and         10,422       39,402      15,601
Chief Accounting Officer               11,200            0      16,319
Harvey J. Padewer..................         0            0      30,117(2)(3)(4)(5)
Senior Vice President                  35,000       64,476      30,961
                                       25,500            0      26,042

------------------------

(1) Restrictions lapse at various times following the third anniversary of the grant. Dividends are paid on restricted stock awards at the same rate as paid to all shareholders. As of December 31, 1998, the value of total shares of restricted stock held by the above officers is: Mr. Richard C. Green, Jr. (95,888 shares; $3,487,926); Mr. Robert K. Green (100,644 shares;
    $3,660,926); Mr. James G. Miller (4,800 shares; $174,600); Mr. Dempster
    (33,664 shares; $1,224,528); and Mr. Brook (3,227 shares; $117,382). All market values are determined as of December 31, 1998. Grants made on March 12, 1999 for 1998 service are included in the market value totals described in the "Restricted Stock Awards" column above for the year 1998.

(2) Consists of employer contributions to the UtiliCorp United Restated Savings Plan. Mr. Richard C. Green, Jr., $14,400; Mr. Miller, $10,873; Mr. Dempster, $9,841; Mr. Brook, $11,761 and Mr. Padewer, $10,961.

(3) Lump-sum payment of perquisite allowance for 1998. Mr. Richard C. Green, Jr., $20,000; Mr. Robert K. Green, $15,000; Mr. Miller, $5,000; Mr.
    Dempster, $5,000; Mr. Brook, $3,000 and Mr. Padewer $5,000.

(4) Consists of employer contributions to the Supplemental Contributory Retirement Plan. Mr. Richard C. Green, Jr., $3,904; Mr. Robert K. Green, $29,717; Mr. Miller, $11,268; Mr. Dempster, $8,779; and Mr. Padewer, $12,529.

(5) Premium paid for term life insurance and AD&D insurance equivalent to three times salary. Mr. Richard C. Green, Jr., $3,688; Mr. Robert K. Green, $2,976; Mr. Miller, $1,380; Mr. Dempster, $1,628; Mr. Brook, $972; and Mr.
    Padewer, $1,628.

(6) Includes payment made to Mr. Dempster of $130,686 for foreign assignments.

(7) Includes payment to Mr. Dempster of $8,263 for relocation.

MANAGEMENT CHANGES

    Mr. Charles K. Dempster is completing his three year assignment in the United Kingdom and as of November 16, 1998 became the chairman of the board and chief executive officer of Aquila Energy Corporation.

    Mr. Harvey Padewer left the Company during 1998. However, in accordance with the Securities and Exchange proxy regulations, he was an officer of the Company during 1998 and, therefore, is included in the compensation tables.

SEVERANCE AND EMPLOYMENT AGREEMENTS

    The employment agreements of Richard C. Green, Jr. and Robert K. Green entitle them to an annual base salary of at least $725,000 and $585,000, respectively. In addition, Richard C. Green, Jr. will continue as Chairman and Chief Executive Officer and Robert K. Green will continue as President and Chief Operating Officer for the term of the agreements. Each will also continue to participate in our benefit and incentive plans during the term of the agreement.

    If either is terminated without good cause or if either quits for good reason, we will continue to pay his base salary for three years following the date of termination. In addition, we will pay a one-time amount equal to three times the highest incentive compensation award he would have received for the year terminated if all targeted goals in effect on the date of the termination are exceeded. Each will also receive certain other amounts consistent with what he would have received as an active employee.

    With the exception of Richard C. Green, Jr. and Robert K. Green, the people listed in the Summary Compensation Table have entered into severance agreements with the Company. Mr. Padawer's severance agreement was terminated at the time of his resignation. The agreements give the executives certain severance benefits following a change in control and are designed to avoid an interruption of management following a change in control.

    In August 1998, your Board of Directors approved certain modifications to the definition of "change in control" that effected both the severance agreements and the Amended and Restated 1986 Stock Incentive Plan. The reason for modifying the change in control definition was that the prior definition did not adequately protect deferred compensation, restricted stock and stock options in the event of a change in control. Specifically, the modification expands the types of transactions that can result in a change in control and result in immediate vesting of restricted stock and stock options. The old definition had provided that a merger or consolidation in which the Company was not the survivor would be considered a change in control if there was a change in ownership of more than 33 1/3%. Under the new definition, a merger or consolidation in which the Company does not survive is a change in control only if one of the following three events take place: 1) there is a change in ownership of at least 50%; 2) at least two-thirds of the board of directors of the new company are not current directors of the Company; or 3) both Richard C. Green, Jr. and Robert K. Green are not members of the board of directors of the new company.

    If, following a change in control, an executive's employment with us is terminated for any reason, he is entitled to a one time, lump sum severance payment equal to 2.99 times average annual compensation for the five prior years. An executive is not entitled to a severance payment if the executive dies, retires, becomes disabled, is terminated for cause or quits without good reason.

    Charles K. Dempster signed a three year employment agreement effective January 1, 1996. He agreed to serve as Chairman and Chief Executive Officer of UtiliCorp U.K., Inc. The employment agreement entitles Mr. Dempster to receive an annual salary of at least $252,000. In addition, Mr. Dempster is entitled to a bonus equal to 55% of his annual base salary if he achieves his targeted incentive goals and a maximum of 85% of his annual base salary if he significantly exceeds these goals. In addition, his employment agreement ensures his participation in our long-term incentive program and in other employee benefit plans. The employment agreement provides for various other benefits associated with working and living as an expatriate in the U.K. In the event of involuntary termination, Mr. Dempster will receive a lump sum payment equal to
2.99 times the average of his last five years' base salary.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       % OF TOTAL
                                                         OPTIONS
                                                       GRANTED TO       EXERCISE OR
                                         OPTIONS      EMPLOYEES IN         BASE        EXPIRATION      GRANT DATE
NAME                                  GRANTED(#)(1)    FISCAL YEAR      PRICE($/SH)       DATE      PRESENT VALUE $
------------------------------------  -------------  ---------------  ---------------  -----------  ----------------
Richard C. Green, Jr................      130,000             5.8%       $  34.625         2-2-09      $  479,700
  Chairman and CEO

Robert K. Green.....................      104,000             4.6%          34.625         2-2-09         383,760
  President and COO

James G. Miller.....................       47,000             2.1%          34.625         2-2-09         173,430
  Senior Vice President

Charles K. Dempster.................       47,000             2.1%          34.625         2-2-09         173,430
  Chairman and CEO,
  UtiliCorp U.K., Inc.

James S. Brook......................       20,000              .9%          34.625         2-2-09          73,800
  Vice President, Controller
  and Chief Accounting Officer

Harvey J. Padewer...................            0             N/A              N/A            N/A             N/A
  Senior Vice President

------------------------

(1) BLACK SCHOLES ASSUMPTION

    The estimated present value on the date of grant reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

    - An exercise price on the option of $34.625, equal to the fair market value of the underlying stock on the date of grant.

    - An option term of 10 years.

    - An interest rate of 4.72% that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term.

    - Volatility of 19.55% calculated using daily stock prices for one-year period prior to the grant date.

    - Dividends at the rate of $1.80 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

    - Reductions of approximately 16.62% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 4.76% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

    The ultimate values of the options will depend on the future market price of the our common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the our common stock over the exercise price on the date the option is exercised.

    Options were granted on February 2, 1999 and 25% can be exercised after the second anniversary of the grant, an additional 25% can be exercised after the third anniversary of the grant and the final 50% can be exercised after the fourth anniversary of the grant.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF
                                                                            UNEXERCISED      VALUE OF UNEXERCISED
                                                                            OPTIONS AT       IN-THE-MONEY OPTIONS
                                             SHARES                          FY-END(#)          AT FY-END($)*2
                                           ACQUIRED ON        VALUE        EXERCISABLE/          EXERCISABLE/
NAME                                     EXERCISE(#)(1)   REALIZED($)(2)   UNEXERCISABLE        UNEXERCISABLE
---------------------------------------  ---------------  -------------  -----------------  ----------------------
Richard C. Green, Jr. .................             0       $       0     257,465/184,800     $2,16,654/$995,872
  Chairman and CEO
Robert K. Green .......................             0               0     119,924/147,840     1,007,211/796,698
  President and COO
James G. Miller .......................        10,120         110,859      56,127/52,825       429,276/223,049
  Senior Vice President
Charles K. Dempster ...................        18,432         204,348      59,900/56,202       413,800/252,159
  Chairman and CEO,
  UtiliCorp U.K., Inc.
James S. Brook ........................        13,655         103,592      3,738/18,935         25,117/79,216
  Vice President, Controller
  and Chief Accounting Officer
Harvey J. Padewer .....................             0               0           0/0                  0/0
  Senior Vice President

------------------------

    (1) Options holders may surrender shares to pay the option exercise price and tax withholding requirements. The amounts provided assume no shares were surrendered.

    (2) Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as applicable, minus the exercise price.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                        TARGET         PERFORMANCE OR
                                      PERFORMANCE    OTHER PERIOD UNTIL
NAME                                     UNITS      MATURATION OR PAYOUT  THRESHOLD($)   TARGET($)     MAXIMUM($)
-----------------------------------  -------------  --------------------  ------------  ------------  ------------
Richard C. Green, Jr. .............       32,000           12/31/00        $  316,000   $  1,440,000   $2,880,000
  Chairman and CEO
Robert K. Green ...................       25,600           12/31/00           253,440      1,152,000    2,304,000
  President and COO
James G. Miller ...................       12,000           12/31/00           118,800        540,000    1,080,000
  Senior Vice President
Charles K. Dempster ...............       12,000           12/31/00           118,800        540,000    1,080,000
  Chairman and Chief
  Executive Officer,
  UtiliCorp U.K., Inc.
James S. Brook ....................        4,375           12/31/00            43,313        196,875      393,750
  Vice President, Controller and
  Chief Accounting Officer
Harvey J. Padewer .................           --                 --                --             --           --
  Senior Vice President

    The long-term awards are expressed in the form of performance units. Each performance unit is equal in value to one share of common stock on the last trading day of the three-year cycle plus the dividends paid over the three year cycle. Threshold payment is based on 22% of the target performance units. Maximum payment is based on 200% of the target performance units.

PERFORMANCE GRAPH

    The graph compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of (1) the S&P 500 Index and (2) the Edison Electric Institute Combination Gas and Electric Utility Index.

    The graph assumes that the value of the investment in our stock and each index was $100 on January 1, 1994 and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              UTILICORP       S & P

              Common Stock   500 Index   EEI Index
12/94              $100.00     $100.00     $100.00
12/95              $104.41     $139.41     $110.96
12/96              $102.21     $171.42     $110.27
12/97              $155.69     $228.64     $142.54
12/98              $154.21     $294.01     $165.62

PENSION PLAN

    We maintain the UtiliCorp United Inc. Restated Retirement Income Plan (the "Retirement Plan"). Employees do not make contributions to this plan and the benefits are paid based on an employee's years of service and final average compensation. Final average compensation is defined in this Retirement Plan as total base salary excluding overtime payments, bonuses, amounts deferred to non-qualified deferred income plans and any other extraordinary compensation. Final average compensation does include employee contributions made to the UtiliCorp United Inc. Retirement Investment Plan and the flexible spending plan. Final average compensation is computed using an individuals' four highest consecutive year's salary.

    Benefits payable from the Retirement Plan are limited by provisions of the Internal Revenue Code. We maintain an unfunded supplemental retirement plan to provide for the payment of retirement benefits calculated in accordance with the Retirement Plan which would otherwise be limited by the provisions of the Code.

    The years of credited service for each officer named in the Summary Compensation Table are as follows: Richard C. Green, Jr., 20 years; Robert K. Green, 10 years; James G. Miller, 15 years; Charles K. Dempster, 6 years; James
S. Brook, 22 years; and Harvey J. Padewer, 4 years.

    The following table sets forth the estimated annual benefits payable to people in specified remuneration and service classifications assuming retirement in 1999 at age 62:

                                YEARS OF SERVICE

FINAL AVERAGE
COMPENSATION      15         20         25         30         35         40
-------------  ---------  ---------  ---------  ---------  ---------  ---------
 $   100,000   $  18,210  $  25,930  $  33,650  $  41,370  $  43,620  $  45,870
 $   150,000      28,485     40,455     52,425     64,395     67,770     71,145
 $   200,000      38,760     54,980     71,200     87,420     91,920     96,420
 $   250,000      49,035     69,505     89,975    110,445    116,070    121,695
 $   300,000      59,310     84,030    108,750    133,470    140,220    146,970
 $   350,000      69,585     98,555    127,525    156,495    164,370    172,245
 $   400,000      79,860    113,080    146,300    179,520    188,520    197,520
 $   450,000      90,135    127,605    165,075    202,545    212,670    222,795
 $   500,000     100,410    142,130    183,850    225,570    236,820    248,070
 $   550,000     110,685    156,655    202,625    248,595    260,970    273,345
 $   600,000     120,960    171,180    221,400    271,620    285,120    298,620
 $   650,000     131,235    185,705    240,175    294,645    309,270    323,895
 $   700,000     141,510    200,230    258,950    317,670    333,420    349,170
 $   750,000     151,785    214,755    277,725    340,695    357,570    374,445
 $   800,000     162,060    229,280    296,500    363,720    381,720    399,720
 $   850,000     172,335    243,805    315,275    386,745    405,870    424,995
 $   900,000     182,610    258,330    334,050    409,770    430,020    450,270

    These benefits are applicable to employees retiring after December 31, 1998 at age 62 and have been computed on the basis of a straight-life annuity.

    James G. Miller has a supplemental retirement agreement that provides for the payment of an annual retirement benefit of $40,000 in addition to the benefit provided in the above table.

                               OTHER INFORMATION

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    We retained Arthur Andersen LLP as our independent public accountants for 1998. Arthur
Andersen LLP has audited our financial statements since May 1992.

    Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Audit Committee of the Board of Directors recommended that we retain Arthur Andersen LLP as our independent public accounting firm for the year 1999 at the quarterly meeting of the Board on February 2 and 3, 1999.

PROPOSALS OF SECURITY HOLDERS

    If you want to submit proposals for possible inclusion in the 2000 proxy statement, you must do so on or before November 19, 1999. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to you on or before March 17, 2000.

    Also, if you want to bring a matter before the 2000 annual shareholders meeting, our bylaws require you to notify us in writing at least 60 days prior to the meeting. Our 2000 annual shareholders meeting is scheduled for May 3, 2000. Accordingly, we must receive all notices by March 3, 2000.

SOLICITATION OF PROXIES

    We are making this solicitation by mail, but our officers or employees may also solicit proxies by telephone or in person. We may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. We have hired Morrow & Co. for $7,500 plus reimbursement of out-of-pocket expenses to assist in the solicitation.

                                 ITEMS FOR VOTE
                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Three Class A Directors of the Company are to be elected to hold office for three years. The following persons have been designated as nominees for the office: Robert F. Jackson, Jr., Herman Cain and Robert K. Green.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE
                             NOMINEES FOR DIRECTOR.

                                   PROPOSAL 2
                   PROPOSAL TO AMEND THE AMENDED AND RESTATED
                1986 STOCK INCENTIVE PLAN TO ALLOW THE ISSUANCE
             OF AN ADDITIONAL 3,000,000 SHARES PURSUANT TO THE PLAN

INTRODUCTION

    The purpose of the Amended and Restated 1986 Stock Incentive Plan (the "Plan") is to motivate our key employees, to promote our continued success and growth and to assist us in retaining and attracting individuals who will be committed to our success and growth. Currently, 1,113,327 shares of common stock are reserved for issuance as non-qualified and incentive stock options and restricted stock awards under the Plan. The Board, subject to shareholder approval, has authorized us to issue an additional 3,000,000 shares of common stock to grant as options and restricted stock awards under the Plan. The number of shares available under the Plan will be adjusted in the event of stock splits, stock dividends and other situations.

EMPLOYEE PARTICIPANTS

    Certain key employees selected by the Compensation Committee participate in the Plan ("Participants"). Currently, approximately 123 persons participate in the Plan.

DELIVERY OF SHARES IN LIEU OF CASH INCENTIVE AWARDS

    The Compensation Committee, in its discretion, may permit any Participant who is eligible to receive a cash bonus or incentive payment or any director who is entitled to receive director fees in cash to receive shares of common stock under the Plan in lieu of those payments.

ADMINISTRATION

    The Compensation Committee, which consists of at least two persons appointed by the Board, administers the Plan. The Board may fill vacancies and may from time to time remove or add members. All of the Compensation Committee members are required to be Non-Employee Directors as defined in Rule 16b-3 under the Exchange Act.

    The Compensation Committee is authorized to adopt rules and regulations for the administration of the Plan and to amend those rules and regulations without further approval by the shareholders unless shareholder approval is required by law.

TERMINATION

    The Plan will terminate upon the earlier of (1) the date all shares of stock available for grant have been acquired through exercise of options or restricted stock awards or (2) September 1, 2005. In addition, the Board can terminate the Plan at any time.

TERMS OF STOCK OPTIONS

    The Compensation Committee will determine the exercise or purchase price per share of any stock option granted under the Plan, but the exercise price may not be less than 100% of the fair market value of the stock on the date of the grant. The closing price of our common stock on the New York Stock Exchange on March 9, 1999 was $34.9375. Options granted may be either incentive stock options ("ISOs") or nonqualified stock options. The Committee will fix the term of each option and each option may have a different term. Options will be exercisable as determined by the Committee, and will expire no later than ten years from the date the option is granted. The aggregate fair market value of the shares as to which ISOs are exercisable for the first time by a grantee during any calendar year may not exceed $100,000. Options may be exercised by paying the purchase price and applicable withholding taxes, either in cash, or in stock, at the discretion of the Committee.

    The Plan contains additional restrictions on ISOs as required by the federal tax code. Additionally, subject to the restrictions on ISOs contained in the federal tax code, the Compensation Committee may allow the accelerated exercisability of options, or lapse of options, in the event of the employee's death, disability or termination or certain changes in control as set forth in the Plan.

    Options are transferable only by will or the law of descent and distribution and may only be exercisable by the Participant during his or her lifetime.

TERMS OF RESTRICTED STOCK AWARDS

    The Committee will determine the number of shares and other terms and conditions of any restricted stock award, including the period during which the shares awarded will be subject to forfeiture, the restrictions on transfer and the period during which the grantee may not make tax elections without the consent of the Compensation Committee. No restrictions will lapse earlier than the first, or later than the tenth, anniversary of the date of the award except that the Compensation Committee may provide for the lapse of the restrictions on the employee's death, disability or termination of employment or upon a change in control of the Company.

    The Compensation Committee, in its sole discretion, may impose performance restrictions on restricted stock awards as it may deem advisable or appropriate in accordance with the Plan and the federal tax code.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the federal income tax consequences of the Plan is only a summary of applicable federal law. State and local tax consequences may differ. ISOs and nonqualified stock options are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Internal Revenue Code. Nonqualified stock options need not comply with such requirements.

    The grant of a stock option will not result in taxable income at the time of the grant for the optionee or the Company. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value exceeds the option price on the date of exercise, and the Company will be entitled to a deduction for the same amount. The treatment to an optionee of a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.

    The grant of restricted stock will not result in taxable income at the time of the grant for the participant or the Company. A participant will, however, recognize income in the first year in which the Participant's rights in the stock award are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless the Participant files an election with the IRS to be taxed at the time the stock award is received. In either case, the amount of taxable income recognized will be equal to the difference between the fair market value of the stock award at the time the income is recognized and the amount (if any) paid for the stock award. The Company receives a corresponding deduction equal to the taxable income recognized by the Participant, in the taxable year in which the Participant recognizes the income.

PLAN BENEFITS

    The Compensation Committee has full discretion to determine the number and amount of options to be granted to key employees under the Plan, subject to an annual limitation on the total number of options that may be granted to any key employee. Therefore, the benefits and amounts that will be received by each of the named executive officers, the executive officers as a group, the current directors who are not executive officers as a group and all other key employees under the Plan are not presently determinable. Details on stock options and restricted stock awards granted during the last three years to certain executive officers are presented in the table entitled "Summary Compensation Table." Additional information with respect to options granted during 1998 is presented in the table entitled "Option Grants in Last Fiscal Year."

    The following table sets forth additional information with respect to 1998 awards.

                                                                            NUMBER OF SHARES
                                                                NUMBER OF     OF RESTRICTED
                                                                 OPTIONS          STOCK
                                                                ----------  -----------------
All executives (12 persons)...................................     468,500        173,579
All employees, as a group, excluding executives...............   1,453,800        155,060

    Stock options were granted to 12 executives, and restricted stock was awarded to 8 executives.

REQUIRED APPROVAL

    A majority of the shares of Common Stock represented and voting at the Meeting must vote for the amendment to the Plan for it to be approved. Unless marked to the contrary, all proxies received will be voted FOR the approval of the amendment of the Plan.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT YOU VOTE FOR
                                   PROPOSAL 2

                                                                      APPENDIX A

                             UTILICORP UNITED INC.
                              AMENDED AND RESTATED
                           1986 STOCK INCENTIVE PLAN

                                   (MAY 5, 1999)*

1.  PURPOSE

    The UtiliCorp United Inc. Amended and Restated 1986 Stock Incentive Plan is designed to enable qualified executive, managerial, supervisory and professional personnel of UtiliCorp United Inc. to acquire or increase their ownership of the $1.00 par value common stock of the Company on reasonable terms. The opportunity so provided is intended to foster, in participants, a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future.

2.  DEFINITIONS

    When used herein, the following terms shall have the meaning set forth below:

    2.1 "Award" shall mean an Option or a Restricted Stock Award.

    2.2 "Board" means the Board of Directors of UtiliCorp United Inc.

    2.3 "Committee" means the members of the Board's Compensation Committee, which shall consist solely of two or more directors who are both (a) "non-employee directors" under Rule 16b-3(b)(3) promulgated under Section 16 of the Exchange Act, or any successor provision thereto and (b) "outside directors" under Section 162(m) of the Code.

    2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    2.5 "Company" means UtiliCorp United Inc., a Delaware corporation.

    2.6 "Fair Market Value" means, with respect to the Company's Shares, the mean between the high and low prices of Shares on the New York Stock Exchange Composite Tape on, as applicable: (a) the day on which an Award is granted; (b) the day all restrictions lapse for a Restricted Stock Award; or (c) the day Shares are delivered in lieu of current cash compensation as permitted by the Plan or, if there should be no sale on that date, on the next preceding day on which there was a sale.

    2.7 "Grantee" means a person to whom an Award is made.

    2.8 "Incentive Stock Option" or "ISO" means an Option awarded under the Plan which meets the terms and conditions established by Section 422 of the Code and applicable regulations.

    2.9 "Non-Qualified Stock Option" or "NQSO" means an Option awarded under the Plan other than an ISO.

   2.10 "Option" means the right to purchase a number of Shares, at a price, for a term, under conditions, and for cash or other considerations fixed by the Committee and expressed in the written instrument evidencing the Option. An Option may be either an ISO or NQSO.

   2.11 "Plan" means the Company's Amended and Restated 1986 Stock Incentive
Plan.

   2.12 "Restricted Stock Award" means the grant of a right to receive a number of Shares at a time or times fixed by the Committee in accordance with the Plan and subject to such limitations and

------------------------

*   Assuming Shareholder Approval at the 1999 Annual Meeting.

restrictions as the Plan and the Committee impose, all as expressed in the written instrument evidencing the Restricted Stock Award.

   2.13 "Right of First Refusal" means the right of the Company to be given the opportunity to purchase Shares issued pursuant to Awards under the Plan at their then Fair Market Value, in the event the holder of such Shares desires to sell the Shares to any other person. This right may apply to any Shares awarded under the Plan under terms and conditions established by the Committee at the time of Award and included in the written instrument evidencing the Award, and shall apply to sales by the Grantee or the Grantee's guardian, legal representative, joint tenant, tenant in common, heir or successors.

   2.14 "Shares" means shares of the Company's $1.00 par value common stock or, if by reason of the adjustment provisions hereof any rights under an Award under the Plan pertain to any other security, such other security.

   2.15 "Subsidiary" means any business, whether or not incorporated, in which the Company, at the time an Award is granted to an employee thereof, or in other cases, at the time of reference, owns directly or indirectly not less than 50 percent of the equity interest except that with respect to an ISO the term "Subsidiary" shall have the meaning set forth in Section 425(f) of the Code.

   2.16 "Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option, or to receive Shares issuable in satisfaction of a Restricted Stock Award, by bequest, inheritance or permitted transfer as provided in accordance with Section 8 hereof, or by reason of the death of the Grantee, as provided in accordance with Section 9 hereof.

   2.17 "Term" means the period during which a particular Option may be exercised or the period during which the restrictions placed on a Restricted Stock Award are in effect.

3.  ADMINISTRATION OF THE PLAN

    3.1 The Plan shall be administered by the Committee.

    3.2 Subject to the provisions of the Plan, the Committee shall have the sole authority to determine:

        (i) the employees of the Company and its Subsidiaries to whom Awards shall be granted;

        (ii) the number of Shares to be covered by each Award;

       (iii) the price to be paid for the Shares upon the exercise of each Option;

        (iv) the Term within which each Option may be exercised;

        (v) the terms and conditions of each Option, which may include provisions for payment of the option price in Shares at the Fair Market Value of such Shares on the day of their delivery for such purpose;

        (vi) the restrictions on transfer and forfeiture conditions with respect to the Award; and

       (vii) any other terms and conditions of the Award.

    3.3 The Committee may construe and interpret the Plan, reconcile inconsistencies thereunder and supply omissions therefrom. Any decision or action taken by the Committee in the exercise of such powers or otherwise, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall be conclusive and binding upon all Grantees, and any other person claiming under or through any Grantee.

    3.4 The Committee shall designate one of its members as Chairman. It shall hold its meetings at such times and places as may be determined. All determinations of the Committee shall be made by a majority of its members at the time in office. Any determination reduced to writing and signed by a majority of the members of the Committee at the time in office shall be fully as effective as if it had been made at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee, and may establish and amend such rules and regulations for the conduct of its business and the administration of the Plan as it shall deem advisable.

    3.5 No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee. Service on the Committee is hereby specifically declared to constitute service as a Director of the Company, to the end that the members of the Committee shall, in respect of their acts and omissions as such, be entitled to the limitation of liability, indemnification and reimbursement as Directors of the Company pursuant to its Certificate of Incorporation, Bylaws and to the benefits of any insurance policy maintained by the Company providing coverage with respect to acts or omission of Directors of the Company.

    3.6 The Committee shall regularly inform the Board as to its actions under the Plan in such manner, at such times, and in such form as the Board may request.

    3.7 Notwithstanding the foregoing, in the event the Committee shall not exist at any time during the term of this Plan, the Plan shall be administered by the Board of Directors.

4.  ELIGIBILITY

    Awards may be made under the Plan only to the class of employees of the Company or of a Subsidiary, including officers, consisting of those employees who have executive, managerial, supervisory or professional responsibilities ("Eligible Employees"). A Director who is not an employee shall not be eligible to receive an Award. Awards may be made to Eligible Employees whether or not they have received prior Awards under the Plan or under any other plan, and whether or not they are participants in other benefit plans of the Company.

5.  SHARES SUBJECT TO PLAN

    2,149,479(1) Shares are hereby reserved for issuance in connection with Awards under the Plan and the issuance of Shares pursuant to Section 19, below. The Shares so used may be Shares held in the treasury, however acquired, or Shares which are authorized but unissued. Any Shares subject to Options which lapse unexercised, and any Shares forming part of a Restricted Stock Award which do not vest in the Grantee, shall once again be available for grant of Awards.

6.  GRANTING OF OPTIONS

    6.1 Subject to the terms of the Plan, the Committee may from time to time grant Options to Eligible Employees.

    6.2 Pursuant to the Code and applicable regulations, the aggregate Fair Market Value (determined at the time the Option is granted) of Shares as to which ISOs are exercisable for the first time by a Grantee during any calendar year (under all Plans of the Grantee's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. No ISO shall be granted to a Grantee who, at the time the ISO is granted, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Grantee's employer corporation or of its parent or subsidiary corporation unless, at the time the ISO is granted, the Option price is at least 110 percent of the Fair Market Value of the stock subject to the

------------------------

(1) Assuming shareholder approval of 3,000,000 additional shares at the 1999 Annual Meeting.

ISO, and the ISO by its terms is not exercisable after the expiration of five years from the date the ISO is granted.

    6.3 The purchase price of each Share subject to an Option shall be fixed by the Committee, but shall not be less than the greater of the par value of the Share or 100 percent of the Fair Market Value of the Share on the date the Option is granted, except as otherwise provided in Section 6.2 with respect to a 10 percent stockholder.

    6.4 Each Option shall expire and all rights to purchase Shares thereunder shall terminate on the date fixed by the Committee and expressed in the written instrument evidencing the Option, which date in the case of ISOs shall not be after the expiration of ten years from the date the Option is granted, except as otherwise provided in Section 6.2 with respect to a 10 percent stockholder.

    6.5 Subject to the terms of the Plan each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee and expressed in the written instrument evidencing the Option; provided, however, that during any fiscal year of the Company, no Grantee shall be granted Options covering more than 150,000 Shares. Except to the extent otherwise provided in or pursuant to Sections 9 and 10, no Option shall become exercisable as to any Shares prior to the first anniversary of the date on which the Option was granted.

    6.6 Subject to the terms of the Plan, the Committee may at the time of the Award make all or any portion of Option Shares subject to a Right of First Refusal for any period of time designated by the Committee in the written instrument evidencing the Awards.

7.  RESTRICTED STOCK AWARDS

    7.1 Subject to the terms of the Plan, the Committee may also grant Eligible Employees Restricted Stock Awards.

    7.2 The number of Shares covered thereby and other terms and conditions of any such Restricted Stock Award, including the period for which and the conditions on which the Shares included in the Award will be subject to forfeiture and restrictions on transfer or on the ability of the Grantee to make elections with respect to the taxation of the Award without the consent of the Committee, shall be determined by the Committee and expressed in the written instrument evidencing the Award; provided, however, that during any fiscal year of the Company, no Grantee shall receive Restricted Stock Awards covering more than 150,000 Shares. Except as provided in or pursuant to Sections 9 and 10, no such restrictions shall lapse earlier than the first, or later than the tenth, anniversary of the date on which the Award was granted.

    7.3 Subject to the terms of the Plan, the Committee may at the time of the Award make all or portion of the Shares awarded under a Restricted Stock Award subject to a Right of First Refusal for any period of time designated by the Committee and expressed in the written instrument evidencing the Award.

    7.4 The Committee, in its sole discretion, may impose performance restrictions on Restricted Stock Awards as it may deem advisable or appropriate in accordance with this Section 7.4.

        7.4.1 The Committee may set restrictions based upon (a) the achievement of specific performance objectives (Company-wide, divisional or individual),
    (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its sole discretion.

        7.4.2 For purposes of qualifying Restricted Stock Awards as "performance-based compensation" under Section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of performance goals. The performance goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock Awards to qualify as "performance-based compensation" under Section 162(m) of the Code. In granting

    Restricted Stock Awards that are intended to qualify under Code Section 162(m), the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock Awards under Code Section 162(m) (e.g., in determining the performance goals).

8.  NON-TRANSFERABILITY OF RIGHTS

    Except for certain transfers of Non-Qualified Stock Options to family members, trusts and charities, or pursuant to domestic relations orders, which the Committee in its sole discretion may permit, no Option and no rights under any Restricted Stock Award shall be transferable by the Grantee otherwise than by will or the laws of descent and distribution, and, except for permitted transferees, each Option may be exercised during the lifetime of the Grantee only by him.

9.  DEATH OR TERMINATION OF EMPLOYMENT

    9.1 Subject to the provisions of the Plan, the Committee may make and include in the written instrument evidencing an Option such provisions concerning exercise or lapse of the Option on death or termination of employment as it shall in its discretion determine.

    9.2 No ISO shall be exercisable after the date which is three months following the Grantee's termination of employment for any reason other than death or disability, unless (a) the Grantee dies during such three-month period, and (b) the written instrument evidencing the Award or the Committee permits later exercise. No ISO may be exercised more than one year after the Grantee's termination of employment on account of disability, unless (a) the Grantee dies during such one-year period and (b) the written instrument evidencing the Award or the Committee permits later exercise.

    9.3 The effect of death or termination of employment on Shares issuable or deliverable pursuant to any Restricted Stock Awards shall be as stated in the written instrument evidencing the Award.

    9.4 A transfer of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute a termination of employment for purposes of the Award and the Plan.

10. PROVISIONS RELATING TO TERMINATION OF THE COMPANY'S SEPARATE EXISTENCE

    The Committee may provide that in the event of a Change in Control, any or all Options granted under the Plan shall be immediately exercisable in full and the restrictions relating to any or all Restricted Stock Awards made under the Plan shall immediately lapse.

    A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

       (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

       (2) the following individuals cease for any reason to constitute at least two-thirds ( 2/3) of the number of directors then serving: individuals who, on August 4, 1998, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company (as such terms are used in Rule 14A-11 of Regulation 14A under the Exchange Act)) whose appointment or election by the Board or nomination of election by the Company's shareholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on August 4, 1998, or whose appointment, election or nomination for election was previously approved; or

       (3) the execution of an agreement in which the Company agrees to merge or consolidate with any other entity, other than (i) a merger or consolidation which would result in (A) the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, greater than 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) such of Richard C. Green, Jr. and Robert K. Green continuing as members of the board of directors of the surviving entity or ultimate parent thereof as were members of the Board of the Company immediately prior to such transaction, and (C) individuals described in paragraph (2) above constitute more than one-half of the members of the board of directors of the surviving entity or ultimate parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates, other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

       (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, greater than 50% of the combined voting power of the voting securities of which is owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

    Notwithstanding the foregoing, no "Change in Control" shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

    For purposes of this Section 10, the following definitions shall apply:

    (a) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

    (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (c) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

    The Committee may amend any existing Option or Restricted Stock Award to reflect this provision, provided, however, that should the Company determine that shareholder or regulatory approval of this provision is required and such shareholder or regulatory approval is not obtained by December 31, 1999, any such amendment shall be null and void.

11. WRITINGS EVIDENCING AWARDS

    Each Award granted under the Plan shall be evidenced by a writing which may, but need not be, in the form of an agreement to be signed by the Grantee. The writing shall set forth the nature and size of the Award, its Term, the other terms and conditions thereof, and such other matters as the Committee directs. Acceptance of any benefits of an Award by the Grantee shall be an assent to the terms and conditions set forth therein, whether or not the writing is in the form of an agreement signed by the Grantee.

12. EXERCISE OF RIGHTS UNDER AWARDS

   12.1 A person entitled to exercise an Option may do so only by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option is being exercised and any other information which the Committee has previously prescribed and of which such person has been notified.

   12.2 Such a notice shall be accompanied by payment in full of the purchase price of any Shares to be purchased thereunder, with such payment being made in cash or Shares having a Fair Market Value on the date of exercise of the Option equal to the purchase price payable under the Option, or a combination of cash and Shares, and no Shares shall be issued upon exercise of an Option until full payment has been made therefor; provided that the Committee may disapprove any payment in part or full by the transfer of Shares to the Company.

   12.3 Upon exercise of an Option or after grant of a Restricted Stock Award under which a Right of First Refusal has been required with respect to some or all of the Shares subject to such Option, or included in the Restricted Stock Award, the Grantee shall be required to acknowledge, in writing, his or her understanding of such Right of First Refusal and the legend which shall be placed on the certificates for such Shares in respect thereof.

   12.4 All notices or requests by a Grantee provided for herein shall be delivered to the Secretary of the Company.

13. EFFECTIVE DATE OF THE PLAN AND DURATION

    The Plan shall be effective as of September 1, 1995, and no Awards may be granted under the Plan after September 1, 2005, although the terms of any Award may be amended at any time prior to the expiration of the Award in accordance with the Plan.

14. DATE OF AWARD

    The date of an Award shall be the date on which the Committee's determination to grant the same is final, or such latter date as shall be specified by the Committee in connection with such determination.

15. STOCKHOLDER STATUS

    No person shall have any rights as a stockholder by virtue of the grant of an Award under the Plan except with respect to Shares actually issued to that person.

16. POSTPONEMENT OF EXERCISE

    The Committee may postpone any exercise of an Option or the delivery of any Shares pursuant to a Restricted Stock Award for such period as the Committee in its discretion may deem necessary in order to permit the Company (i) to effect or maintain registration of the Plan or the Shares issuable upon the exercise of an Option or distributable in satisfaction of a Restricted Stock Award under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares or to list the Shares thereon; or (iii) to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) above need be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to permit the exercise of an Option to sell or deliver Shares in violation of the Securities Act of 1933 or other applicable law. Any such postponement shall not extend the Term of an Option nor shorten the Term of a restriction applicable under any Restricted Stock Award; and neither the Company nor its directors or officers or any of them shall have any obligation or liability to the Grantee of an Award, to any Successor of a Grantee or to any other person with respect to any Shares as to which an Option shall lapse because of such postponement or as to which issuance under a Restricted Stock Award was thereby delayed.

17. TERMINATION, SUSPENSION OR MODIFICATION OF PLAN

    The Board may at any time terminate, suspend or modify the Plan, except that the Board shall not, without authorization of the stockholders of the Company, effect any change (other than through adjustment for changes in capitalization as herein provided) which increases the aggregate number of Shares for which Awards may be granted or sold, materially amends the formula for determining the purchase price of Shares on which Options may be granted, changes the class of employees eligible to receive Awards, extends the period during which Awards may be granted or removes the restrictions set forth in this sentence.

    No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Grantee or any Successor under an Award granted before the date of such termination, suspension or modification unless such Grantee or Successor shall consent thereto. Adjustments for changes in capitalization or corporate transactions as provided for herein shall not, however, be deemed to adversely affect such right.

18. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION AND CORPORATE TRANSACTIONS

    Any change in the number of outstanding shares of the Company occurring through stock splits, combination of shares, recapitalization, or stock dividends after the adoption of the Plan shall be appropriately reflected in an increase or decrease in the aggregate number of Shares then available for the grant of Awards under the Plan, or to become available through the termination, surrender or lapse of Awards previously granted and in the numbers of Shares subject to Restricted Stock Awards then outstanding; and appropriate adjustments shall be made in the per Share option price and/or number of Shares subject to the Option as to any outstanding Options. No fractional Shares shall result from such adjustments. Similar adjustments shall be made in the event of distribution of other securities in respect of outstanding Shares or in the event of a reorganization, merger, consolidation or any other change in the corporate structure or Shares of the Company, if and to the extent that the Committee deems such adjustments appropriate.

19. DELIVERY OF SHARES IN LIEU OF CASH INCENTIVE AWARDS OR DIRECTOR'S FEES

    (a) Any employee otherwise eligible for an Award under the Plan who is eligible to receive a cash bonus or incentive payment from the Company under any management bonus or incentive plan of the Company or entitled to receive a cash payment for services rendered as a Director, may make application to the Committee in such manner as may be prescribed from time to time by the Committee to receive Shares available under the Plan in lieu of all or any portion of such cash payment. Such an application may be made by, and approved with respect to, a member of the Committee.

    (b) The Committee may in its discretion honor such application by delivering Shares available under the Plan to such employee, equal in Fair Market Value on the delivery date to that portion of the cash payment otherwise payable to the employee under such bonus or incentive plan, or for services rendered as a Director, for which a Share delivery is to be made in lieu of cash payment.

    (c) Any Shares delivered to an employee under this Section shall reduce the aggregate number of Shares authorized for issuance and delivery under the Plan.

    (d) Such applications and such delivery of Shares shall not be permitted after the expiration of ten years from the effective date of the Plan. Delivery of such Shares shall be deemed to occur on the date certificates therefor are sent by United States mail or hand-delivered to the recipient.

20. NON-UNIFORM DETERMINATION PERMISSIBLE

    The Committee's determination under the Plan including, without limitation, determinations as to the persons to receive Awards, the form, amount and type of Awards (i.e., ISOs, NQSOs or Restricted Stock Awards), the terms and provisions of Awards, the written instruments evidencing such Awards, and the granting or rejecting of applications for delivery of Shares in lieu of cash bonus or incentive payments or compensation of a Director need not be uniform as among persons similarly situated and may be made selectively among otherwise eligible employees or Directors, whether or not such employees or Directors are similarly situated.

21. TAXES

    (a) The Company shall be entitled to withhold the amount of any withholding tax payable with respect to any Awards or Shares delivered in lieu of cash payments. The person entitled to receive Shares pursuant to the Award will be given notice as far in advance as practicable to permit such cash payment to be made to the Company. The Company may defer making delivery of Shares until indemnified to its satisfaction with respect to any such withholding tax.

    (b) Notwithstanding the foregoing, at any time when a Grantee is required to pay to the Company an amount required to be withheld under applicable income tax laws, the Grantee may satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on the closing price of the Shares on the New York Stock Exchange on the date that the amount of tax to be withheld shall be determined ("Tax Date"). Each Election must be made on or prior to the Tax Date. The Committee may disapprove any Election or may suspend or terminate the right to make Elections. An Election is irrevocable.

22. TENURE

    An employee's right, if any, to continue in the employ of the Company or a Subsidiary shall not be affected by the fact that he is a participant under this Plan; and the Company or Subsidiary shall retain the right to terminate his employment without regard to the effect such termination may have on any rights he may have under the Plan.

23. APPLICATION OF PROCEEDS

    The proceeds received by the Company from sale of its Shares pursuant to Options granted under the Plan shall be used for general corporate purposes.

24. OTHER ACTIONS

    Nothing in the Plan shall be construed to limit the authority of the Company to exercise all of its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant Options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant Options to, or assume Options of, any person in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of all or any part of the business or assets of any person, firm, corporation, association or other entity.

                                              UTILICORP UNITED INC.

                                              By:
                                                         ----------------------------------------

ATTEST:

-------------------------------------------

                            UTILICORP UNITED INC.
                         PROXY/VOTING INSTRUCTION CARD

    THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 1999. By signing this proxy card you are
P appointing Avis G. Tucker, John R. Baker and L. Patton Kline as Proxies, with full power of substitution, to vote all of your shares of UtiliCorp
R United Inc. common stock held by you on March 9, 1999. They will vote your proxy exactly as you have indicated on the reverse side of this
O card. HOWEVER, IF YOU DO NOT INDICATE, ON THE REVERSE SIDE OF THIS CARD, HOW YOU WOULD LIKE YOUR SHARES TO BE VOTED, THE PROXY CARD WILL BE VOTED
X FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS
Y THAT MAY PROPERLY COME BEFORE THE MEETING. The shares will be voted at the Annual Meeting of shareholders to be held at the Kansas City Marriott Downtown, 12th and Wyandotte on Wednesday May 5, 1999, at 2:00 p.m. (Kansas City time). If the meeting is postponed or adjourned they will vote your proxy at the rescheduled or reconvened 1999 Annual Meeting.

Election of Directors, Nominees:
01 Robert F. Jackson, Jr.
02 Herman Cain
03 Robert K. Green

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors' recommendation. However, the Proxies can not vote your shares unless you sign and return this card.

-------------------------------------------------------------------------------
    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

 UTILICORP UNITED INC.
                                                ANNUAL MEETING OF
                                                SHAREHOLDERS

                                                MAY 5, 1999, 2:00 P.M.
                                                KANSAS CITY MARRIOTT DOWNTOWN
                                                12TH AND WYANDOTTE
                                                KANSAS CITY, MISSOURI

/X/ PLEASE MARK YOUR                                                     4941
    VOTES AS IN THIS
    EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                             FOR    WITHHELD
                                             ---    --------
1. Election of Directors:                    / /      / /
   (SEE REVERSE)

For, except vote withheld from the following nominee(s)

--------------------------------

                                                      FOR    AGAINST  ABSTAIN
                                                      ---    -------  -------

2. To amend the Amended & Restated 1986 Stock         / /      / /      / /
   Incentive Plan to allow the issuance of an additional 3,000,000 shares pursuant to the plan.

            SPECIAL ACTION

Notation/Comments              / /

Discontinue Annual Report      / /
Mailing for this Account

Will Attend Annual Meeting     / /

SIGNATURE(S)                                                   DATE
            --------------------------------------------------     -----------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

  FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL




Please follow one of the following steps to ensure that your proxy card is properly executed and returned in time to be counted:

TO VOTE BY MAIL:

1. Mark your vote relating to the nominees for director in one of the two boxes to the right of "Election of Directors". If you wish to withhold authority to vote for any individual nominee, write the name of each such nominee on the line provided.

2. Mark your vote relating to Proposal 2 in one of the three boxes to the right of the Proposal.

3. Sign at bottom left in the space provided, exactly as your name appears on the form. Joint owners should each sign. Also enter the date.

4. Tear off at perforation and mail the completed card with signature(s) in the enclosed reply envelope to: UtiliCorp United Inc., P.O. Box 8621, Edison, NJ 08818-9128

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THESE CONVENIENT NEW WAYS YOU CAN VOTE YOUR SHARES. YOU CAN VOTE YOUR SHARES THROUGH THE INTERNET OR BY USING THE TELEPHONE. THIS ELIMINATES THE NEED TO RETURN THE PROXY CARD.

TO VOTE BY USING THE INTERNET:

1. http://www.eproxyvote.com/ucu

2. Follow the instructions using your voter control number listed above and the last four digits of your taxpayer identification number.

TO VOTE BY USING THE TELEPHONE:

1. Using a touch-tone telephone call 1-877-PRXVOTE (779-8683)

2. Follow the prompts using your voter control number listed above and the last four digits of your taxpayer identification number.

If you choose to vote your shares through the Internet or by using the telephone, there is no need for you to mail back your proxy card.

                           YOUR VOTE IS IMPORTANT TO US!